Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of April 9, 2024, by and among Blockchain Coinvestors Acquisition Sponsors I LLC, a Delaware limited liability company (the “Sponsor”), Blockchain Coinvestors Acquisition Corp. I, an exempted company incorporated in the Cayman Islands with limited liability (“BCSA”), and Linqto, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of certain (i) BCSA Class A ordinary shares (the “BCSA Shares”) that it has converted from shares of BCSA’s Class B ordinary shares and (ii) units (the “Sponsor Units”) each consisting of one BCSA Share and one-half of a warrant exercisable for a BCSA Share (the “Sponsor Warrants”), in each case, as set forth on Schedule I attached hereto (all such securities, together with any shares of BCSA’s capital stock or other Equity Securities of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by Sponsor during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, BCSA, the Company, and BCSA Merger Sub I, Inc., a Delaware corporation (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions Merger Sub will be merged with and into the Company (the “Merger”), as a result of which (i) the Company shall continue as the surviving entity and as a wholly owned subsidiary of BCSA, and (ii) each issued and outstanding share of common stock of the Company immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the Per Share Merger Consideration; and

WHEREAS, as an inducement to BCSA and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valid consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows.

Article I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 New Shares. In the event that (a) any BCSA Shares or other Equity Securities of BCSA are issued to Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Securities of, on or affecting the Subject Securities owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any BCSA Shares or other Equity Securities of BCSA after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any BCSA Shares or other Equity Securities of BCSA after the date of this Sponsor Agreement (such BCSA Shares or other Equity Securities of BCSA, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall constitute Subject Securities and be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Subject Securities owned by Sponsor as of the date hereof.

Section 1.2 Closing Date Deliverables. On or prior to the Closing Date, Sponsor shall deliver to the Company (a) a duly executed copy of a Lock-Up Agreement in form and substance to be agreed between Sponsor, BCSA and the Company and (b) a duly executed copy of the New Registration Rights Agreement substantially in the form attached as Exhibit D to the Business Combination Agreement.

Section 1.3 Sponsor Agreements.

(a) At any meeting of the shareholders of BCSA or warrantholders of BCSA, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of BCSA or warrantholders of BCSA is sought (including any action by written resolution), Sponsor shall (x) appear at each such meeting or otherwise cause all of its Subject Securities entitled to vote, and any other BCSA Shares or BCSA Warrants that Sponsor has the right to vote, to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of Sponsor’s Subject Securities, BCSA Shares or BCSA Warrants:

(i) in favor of the each of the Transaction Proposals and the BCSA Warrantholder Approval (or any sub-matter or actions in furtherance thereof);

(ii) in favor of any proposal to adjourn or postpone the applicable meeting to a later date if and only if there are not sufficient votes for the approval of the Transaction Proposals or the BCSA Warrantholder Approval (or any sub-matter or actions in furtherance thereof) and any other matters required to be approved as set forth in the Registration Statement / Proxy Statement on the date on which such meeting is held; and

(iii) against any proposal, action, transaction or agreement that would or would reasonably be expected to (A) delay, postpone, impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Business Combination Agreement, any other Ancillary Document, or the Transactions, including the Merger or the Warrant Amendment, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of BCSA under the Business Combination Agreement or any other Ancillary Document, (C) result in any of the conditions set forth in Article 6 of the Business Combination Agreement not being fulfilled, (D) amend the Pre-Closing BCSA Governing Documents (other than any amendments the sole effect of which would be to extend the Completion Date), including any change in any manner to the dividend policy or capitalization of, including the voting rights of any class of capital stock of, BCSA, (E) result in a business combination agreement or merger (other than the Business Combination Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by, or other change to the corporate structure or business of, BCSA or (F) result in a change in the business, management or BCSA Board (other than in connection with the Transaction Proposals or the BCSA Warrantholder Approval).

Sponsor hereby agrees not to commit or agree to take any action inconsistent with the foregoing.

(b) Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of November 9, 2021, by and among Sponsor, BCSA and the other parties thereto (the “Letter Agreement”), except to the extent the provisions thereof conflict with the terms of this Sponsor Agreement, the Business Combination Agreement or any other Ancillary Document, in which case the terms of this Agreement, the Business Combination Agreement or the Ancillary Document, as applicable, shall supersede the terms of the Letter Agreement. For the avoidance of doubt, Sponsor shall not redeem, elect to redeem or tender or submit for redemption any Subject Securities, including pursuant to or in connection with the right of a holder of BCSA Shares to redeem those shares (in connection with the Transactions or otherwise).

(c) During the period commencing on the date hereof and ending on the Expiration Time, without the prior written consent of the Company, Sponsor shall not modify or amend any contract between or among Sponsor, anyone related by blood, marriage or adoption to the Sponsor or any Affiliate of Sponsor (other than BCSA or any of its subsidiaries), on the one hand, and BCSA or any of BCSA’s subsidiaries, other than as contemplated by the Business Combination Agreement or any Ancillary Document.

Section 1.4 Further Assurances. Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein. Sponsor agrees to take any additional actions, if any, required or deemed to be practical or necessary in order for Sponsor to provide an effective grant of proxy pursuant to the BCSA Governing Documents (including the execution and delivery of such proxies, and the delivery and lodgement of such proxies) in order to consummate the transactions contemplated by this Sponsor Agreement.

Section 1.5 No Inconsistent Agreement. Sponsor hereby represents and warrants that it has not entered into, and covenants and agrees it shall not enter into, any Contract that would delay, postpone, impede, frustrate, prevent, nullify, restrict, limit or interfere with the performance of Sponsor’s obligations hereunder or make any representation and warranty contained herein untrue. Prior to the Expiration Time, Sponsor shall not liquidate or dissolve.

Section 1.6 Sponsor Cancellation. Sponsor hereby agrees forfeit to BCSA for no consideration, immediately prior to the Effective Time on the Closing Date: (i) a number of BCSA Sponsor Shares then owned by the Sponsor such that after that forfeiture, the Sponsor shall own exactly 4,000,000 BCSA Shares (such remaining shares, the “Retained Sponsor Shares”), and (ii) all of the Sponsor Units, including all of the underlying BCSA Shares and BCSA Private Warrants that compose the Sponsor Units (collectively with the Retained Sponsor Shares, the “Forfeited Securities”), and to the subsequent cancellation of the Forfeited Securities by BCSA without any further action on the part of Sponsor.

Section 1.7 Unpaid SPAC Expenses. In the event that on the Closing Date the amount of Unpaid BCSA Liabilities is greater than $12,500,000, on the Closing Date and prior to the Effective Time, Sponsor shall pay BCSA an amount in unrestricted cash, by wire transfer of immediately available funds, equal to the amount by which the Unpaid BCSA Liabilities exceed $12,500,000.

Article II
ADDITIONAL REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Sponsor. Sponsor represents and warrants as of the date hereof to BCSA and the Company as follows.

(a) Organization; Due Authorization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Sponsor. This Sponsor Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of Sponsor.

(b) Ownership. Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities listed across from Sponsor’s name on Schedule 1 hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Pre-Closing BCSA Governing Documents, (iii) the Business Combination Agreement, (iv) the Letter Agreement or (v) any applicable securities Laws. The Subject Securities are the only Equity Securities in BCSA owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and none of the Subject Securities held by Sponsor are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Letter Agreement, or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities. Sponsor has full voting power with respect to the Subject Securities held by Sponsor. Other than the Subject Securities held by Sponsor, Sponsor does not hold or own any Equity Securities of BCSA, any rights to acquire (directly or indirectly) any Equity Securities of BCSA or any securities convertible into, or that can be exchanged for Equity Securities of BCSA. The Subject Securities constitute all of the BCSA Shares, or securities convertible into or that can be exchanged for BCSA Shares, beneficially owned by the Sponsor as of the date of this Sponsor Agreement.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon Sponsor or Sponsor’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement or (iii) conflict with or violate any material contract to which Sponsor is party or Law.

(d) Litigation. There are no Proceedings pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Sponsor’s ability to consummate the Transactions or perform its obligations under this Agreement or the Business Combination Agreement.

(e) Brokerage Fees. Except as described on Section 4.4 of the BCSA Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or BCSA’s initial public offering based upon arrangements made by or on behalf of Sponsor or any of its Affiliates, for which BCSA or any of its Affiliates may become liable.

(f) Information Supplied. None of the information supplied or to be supplied by Sponsor or its respective Affiliates and Representatives expressly for inclusion or incorporation by reference: (i) in any current report on Form 8-K or periodic report on Form 10-Q or 10-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity (including the SEC) with respect to the Transactions, (ii) in the Proxy Statement / Prospectus or (iii) in mailings or other distributions to holders of the BCSA Shares and prospective investors (including any actual or prospective investors in connection with any Financing) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (i) through (iii), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(g) Acknowledgment. Sponsor understands and acknowledges that each of BCSA and the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

Article III
MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of Sponsor, BCSA, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law; Jurisdiction. The terms of Section 8.5 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.3 WAIVER OF JURY TRIAL. THE TERMS OF SECTION 8.15 OF THE BUSINESS COMBINATION AGREEMENT (WHICH FOR THE AVOIDANCE OF DOUBT CONTAINS A WAIVER OF ANY RIGHT TO A TRIAL BY JURY) SHALL APPLY TO THIS SPONSOR AGREEMENT AND ARE INCORPORATED BY REFERENCE HEREIN MUTATIS MUTANDIS.

Section 3.4 Binding Effect; Assignment; Third Parties. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Company (with respect to an assignment by Sponsor) or Sponsor (with respect to an Assignment by the Company). Any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder. Nothing contained in this Sponsor Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or a successor or permitted assign of such a party.

Section 3.5 Remedies. The terms of Section 8.17 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.6 Amendment; Waiver. This Sponsor Agreement may be amended or modified only by a written agreement executed and delivered by Sponsor, BCSA and the Company. This Sponsor Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner that does not comply with this Section 3.6 shall be void, ab initio. The terms of Section 8.14 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.7 Severability. The terms of Section 8.10 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.8 Notices. The terms of Section 8.4 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis, with notices hereunder addressed as follows.

If to BCSA or Sponsor:

Blockchain Coinvestors Acquisition Corp. I

PO Box 1093, Boundary Hall

Cricket Square, Grand Cayman

KY1-1102, Cayman Islands

Attention: Lou Kerner and Mitchell Mechigian

Email: lou@cryptooracle.io and mmechigian@blockchaincoinvestors.com with a copy to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: Keith Billotti

Email: billotti@sewkis.com

If to the Company:

Linqto, Inc.

PO Box 2859

Sunnyvale, CA 94087-0859

Attention: Joseph A. Endoso, CEO

Email: joe@linqto.com

with a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas, 17th Floor

New York, NY 10020

Attention:	Ethan Silver
Meredith Beuchaw
Email:	ESilver@lowenstein.com
MBeuchaw@ lowenstein.com

Section 3.9 Counterparts. This Sponsor Agreement may be executed in one or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, accomplish indirectly that which such party is not permitted to accomplish (or take any action that such party is not permitted to take) directly under this Sponsor Agreement.

Section 3.11 Interpretation. The terms of Section 8.7 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.12 Consent to Disclosure. Sponsor hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of the Sponsor’s identity and ownership of Subject Securities, the nature of the Sponsor’s obligations hereunder and the other matters set forth in the Business Combination Agreement and the Ancillary Documents, including the Transactions and the Merger.

Section 3.13 No Recourse. The terms of Section 8.13 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.14 Entire Agreement. This Sponsor Agreement and the agreements referenced herein (including the Business Combination Agreement and the other Ancillary Documents) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and, save to the extent expressly set out in this Sponsor Agreement, the Business Combination Agreement, the other Ancillary Documents or the Confidentiality Agreement, supersede all prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

[Signature pages follow.]

IN WITNESS WHEREOF, Sponsor, BCSA and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

SPONSOR:

Blockchain Coinvestors Acquisition Sponsors I LLC

By:	/s/ Lou Kerner
	Name:	Lou Kerner
	Title:	Manager

BCSA:

Blockchain Coinvestors Acquisition Corp. I

By:	/s/ Lou Kerner
	Name:	Lou Kerner
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

Linqto, Inc.

By:	/s/ Joseph Endoso
	Name:	Joseph Endoso
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Subject Securities

Sponsor	Class A Shares		Class B Shares	BCSA Warrants
Blockchain Coinvestors Acquisition Sponsors I LLC	11,322,000	(1)	0	661,000	(1)

(1)	1,322,000 Class A Shares and all of the BCSA Warrants are held as part of Sponsor Units. 10,000,000 Class A Shares were converted from Class B Shares.